Exhibit 4.2

WARRANT AGREEMENT

THIS WARRANT AGREEMENT (this “Agreement”) is made as of the 1st day of July, 2009 between Tropicana Las Vegas Hotel and Casino, Inc., a Delaware corporation (the “Company”), and Tropicana Las Vegas Hotel and Casino, Inc., a Delaware corporation, as Warrant Agent (the “Warrant Agent”).  Unless otherwise indicated, capitalized words and phrases in this Agreement shall have the meanings set forth in Section 1.1 of this Agreement.

WHEREAS, on May 5, 2008, Tropicana Entertainment, LLC, and its debtor subsidiaries filed petitions with the Bankruptcy Court under chapter 11 of the United States Code, 11 U.S.C. §§ 101-1330.

WHEREAS, the Company proposes to issue New Common Stock pursuant to the First Amended Joint Plan of Reorganization of Tropicana Las Vegas Holdings, LLC and Certain of its Debtor Affiliates pursuant to Title 11 of the United States Code, 11 U.S.C. Section 101 et seq. (as modified and confirmed by the Bankruptcy Court, the “Plan”);

WHEREAS, the Company proposes to issue, at the Effective Date, warrants (the “Warrants”) to purchase New Common Stock on the terms and conditions set forth herein;

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Warrants;

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, call, exercise and cancellation of the Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1                                      Definition of Terms.  Each capitalized term used herein but not defined herein shall have the meaning ascribed to it in the Plan.  As used in this Agreement, the following capitalized terms shall have the following respective meanings:

(a)                                  “Appropriate Officer” shall mean, the respect to the Company, the Chairman of its Board of Directors, its Chief Executive Officer, its President, any Senior Vice President, or its Treasurer.

(b)                                 “Bankruptcy Court” shall mean the United States Bankruptcy Court for the District of Delaware.

(c)                                  “Business Day” shall mean day other than a Saturday, Sunday or other day on which banks are required or permitted to be closed in New York, New York.

(d)                                 “Effective Date” shall mean July 1, 2009.

(e)                                  “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(f)                                    “Expiration Date” shall mean the earlier of (i) July 1, 2013; and (ii) the Sale Transaction Date.

(g)                                 “Joinder Agreement” shall mean an agreement in substantially the form attached to the Stockholders’ Agreement as Exhibit A, by which persons or entities acquiring New Common Stock agree to become bound by the Stockholders’ Agreement.

(h)                                 “New Common Stock” shall mean Class B common stock, $.01 par value per share, of the Company.  For purposes of Article V hereof, references to “shares of New Common Stock” shall be deemed to include shares of any other class of stock resulting from successive changes or reclassifications of the New Common Stock consisting solely of changes in par value or from no par value to par value and vice versa.

(i)                                     “Sale Transaction” shall mean a transaction or series of related transactions in which (i) the Company sells, leases, transfers or otherwise disposes of all or substantially all of its property, assets or business to another person or entity; (ii) another person or entity acquires all or substantially all of the New Common Stock; or (iii) the Company consolidates or merges with or into another person or entity enters into a business combination with another person.

(j)                                     “Sale Transaction Date” shall mean the date on which a Sale Transaction is consummated.

(k)                                  “Securities Act” shall mean the Securities Act of 1933, as amended.

(l)                                     “Stockholders’ Agreement” shall mean the Stockholders’ Agreement, dated as of the Effective Date, by and among the Company and the other parties thereto from time to time, as amended, restated, or otherwise modified from time to time.

(m)                               “Warrant Shares” shall mean New Common Stock and any other securities purchased or purchasable upon exercise of the Warrants.

Section 1.2                                      Table of Defined Terms.

Term	Section Number
Agreement	Recitals
Company	Recitals
Exercise Amount	Section 4.5
Exercise Form	Section 4.3(a)
Exercise Price	Section 4.1
Issue Date	Section 3.1
Plan	Recitals
Registered Holder	Section 3.3(c)
Warrants	Recitals

Term	Section Number
Warrant Agent	Recitals
Warrant Register	Section 3.3(b)
Warrant Statements	Section 3.1

ARTICLE II.

APPOINTMENT OF WARRANT AGENT

Section 2.1                                      Appointment.  The Company hereby appoints the Warrant Agent to act as agent for the Company for the Warrants in accordance with the instructions hereinafter set forth in this Agreement, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement.

ARTICLE III.

WARRANTS

Section 3.1                                      Issuance of Warrants.  On the terms and subject to the conditions of this Agreement and in accordance with the terms of the Plan, on the Effective Date or a date that is as soon as reasonably practicable thereafter (such date, the “Issue Date”), Warrants to purchase the Warrant Shares will be issued by the Company to Tropicana Entertainment Inc.  The Warrants shall be issued by book-entry registration on the books of the Warrant Agent and shall be evidenced by statements issued by the Warrant Agent from time to time to the Registered Holders of Warrants reflecting such book-entry position (the “Warrant Statements”).  The maximum number of shares of New Common Stock issuable pursuant to the Warrants shall be 664,122 shares, as such amount may be adjusted from time to time pursuant to this Agreement.

Section 3.2                                      Form of Warrant.

(a)                                  Subject to Section 6.1 of this Agreement, the Warrants shall be issued via book-entry registration on the books and records of the Warrant Agent and evidenced by the Warrant Statements, in substantially the form set forth in Exhibit A-1 attached hereto.  The Warrant Statements may bear such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Agreement, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with any law or with any rules made pursuant thereto or as may, consistently herewith, be determined appropriate by any Appropriate Officer, and all of which shall be reasonably acceptable to the Warrant Agent.

Section 3.3                                      Registration and Countersignature.

(a)                                  Upon written order of the Company, the Warrant Agent shall register the Warrants in the Warrant Register.

(b)                                 The Warrant Agent shall keep, at an office designated for such purpose, books (the “Warrant Register”) in which, subject to such reasonable regulations as it may prescribe, it shall register the Warrants and exchanges and transfers of outstanding Warrants in accordance with the procedures set forth in Section 6.1 of this Agreement, all in form satisfactory to the Company and the Warrant Agent.  No service charge shall be made for any exchange or registration of transfer of the Warrants, but the Company may require payment of a sum sufficient to cover any stamp or other tax or other governmental charge that may be imposed on the Registered Holder in connection with any such exchange or registration of transfer.  The Warrant Agent shall have no obligation to effect an exchange or register a transfer unless and until any payments required by the immediately preceding sentence have been made.

(c)                                  Prior to due presentment for registration of transfer or exchange of any Warrant in accordance with the procedures set forth in this Agreement, the Company and the Warrant Agent may deem and treat the person in whose name any Warrant is registered upon the Warrant Register (the “Registered Holder” of such Warrant) as the absolute owner of such Warrant, for the purpose of any exercise thereof, any distribution to the holder thereof and for all other purposes, and neither the Warrant Agent nor the Company shall be affected by notice to the contrary.

ARTICLE IV.

TERMS AND EXERCISE OF WARRANTS

Section 4.1                                      Exercise Price.  On the Issue Date, each Warrant shall entitle the Registered Holder thereof, subject to the provisions of such Warrant and of this Agreement, to purchase from the Company the number of Warrant Shares specified in such Warrant, at the price per whole share equal to (a) an amount equal to $66,412,373.40 plus interest accruing on such from and after the Effective Date at the rate of fifteen percent (15%) per annum, compounded annually, divided by (b) 664,122 (as the same may be hereafter adjusted pursuant to Article V, the “Exercise Price”).

Section 4.2                                      Duration of Warrants.  Warrants may be exercised by the Registered Holder thereof at any time and from time to time during the period commencing on the Issue Date and terminating at 5:00 p.m., New York City time, on the Expiration Date.  Any Warrant not exercised prior to 5:00 p.m., New York City time, on the Expiration Date, shall become permanently and irrevocably null and void at 5:00 p.m., New York City time, on the Expiration Date, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at such time.

Section 4.3                                      Method of Exercise.

(a)                                  Subject to the provisions of the Warrants and this Agreement, the Registered Holder of a Warrant may exercise such Registered Holder’s right to purchase the Warrant Shares, in whole or in part, by (i) providing an exercise form for the election to exercise such Warrant (“Exercise Form”) substantially in the form of Exhibit B-1 hereto, properly completed and executed by the Registered Holder thereof, together with payment to the Warrant Agent of the Exercise Amount in accordance with Section 4.5(a); and (ii) delivering to the Warrant Agent a properly completed and executed Joinder Agreement.

(b)                                 Any exercise of a Warrant pursuant to the terms of this Agreement shall be irrevocable and shall constitute a binding agreement between the Registered Holder and the Company, enforceable in accordance with its terms.

(c)                                  The Warrant Agent shall:

(i)                                     examine all Exercise Forms and all other documents delivered to it by or on behalf of Registered Holders as contemplated hereunder to ascertain whether or not, on their face, such Exercise Forms and any such other documents have been executed and completed in accordance with their terms and the terms hereof;

(ii)                                  where an Exercise Form or other document appears on its face to have been improperly completed or executed or some other irregularity in connection with the exercise of the Warrants exists, endeavor to inform the appropriate parties (including the person submitting such instrument) of the need for fulfillment of all requirements, specifying those requirements which appear to be unfulfilled;

(iii)                               inform the Company of and cooperate with and assist the Company in resolving any reconciliation problems between Exercise Forms received and the delivery of Warrants to the Warrant Agent’s account; and

(iv)                              advise the Company no later than three (3) Business Days after receipt of an Exercise Form, of (A) the receipt of such Exercise Form and the number of Warrants exercised in accordance with the terms and conditions of this Agreement, (B) the instructions with respect to delivery of the Warrant Shares deliverable upon such exercise, and (C) such other information as the Company shall reasonably require.

(d)                                 The Company reserves the right to reasonably reject any and all Exercise Forms not in proper form or for which any corresponding agreement by the Company to exchange would, in the opinion of the Company, be unlawful.  Such determination by the Company shall be final and binding on the Registered Holders of the Warrants, absent manifest error.  Moreover, the Company reserves the absolute right to waive any of the conditions to the exercise of Warrants or defects in Exercise Forms with regard to any particular exercise of Warrants.  Neither the Company nor the Warrant Agent shall be under any duty to give notice to the Registered Holders of the Warrants of any irregularities in any exercise of Warrants, nor shall it incur any liability for the failure to give such notice.

Section 4.4                                      Issuance of Warrant Shares.  Upon exercise of any Warrants pursuant to Section 4.3 and clearance of the funds in payment of the Exercise Price, the Company shall promptly at its expense, and in no event later than five (5) Business Days thereafter, cause to be issued to the Registered Holder of such Warrants the total number of whole Warrant Shares for which such Warrants are being exercised (as the same may be hereafter adjusted pursuant to Article V) in such denominations as are requested by the Registered Holder as set forth below, through a book-entry interest in the Warrant Shares registered on the books of the Company’s transfer agent.

Section 4.5                                      Exercise of Warrant.  Warrants shall be exercised by the Registered Holders thereof by delivery of payment to the Warrant Agent, for the account of the Company, by certified or bank cashier’s check payable to the order of the Company (or as otherwise agreed to by the Company), in lawful money of the United States of America, of the full Exercise Price for the number of Warrant Shares specified in the Exercise Form (which shall be equal to the Exercise Price multiplied by the number of Warrant Shares in respect of which any Warrants are being exercised) and any and all applicable taxes and governmental charges due in connection with the exercise of Warrants and the exchange of Warrants for Warrant Shares (the “Exercise Amount”).

Section 4.6                                      Reservation of Shares.  The Company hereby agrees that at all times there shall be reserved for issuance and delivery upon exercise of Warrants such number of Warrant Shares as may be from time to time issuable upon exercise in full of the Warrants.  All Warrant Shares shall be duly authorized, and when issued upon such exercise, shall be validly issued, fully paid and non-assessable, free and clear of all liens, security interests, charges and other encumbrances or restrictions on sale and free and clear of all preemptive rights, and the

Company shall take all such action as may be necessary or appropriate in order that the Company may validly and legally issue all Warrant Shares in compliance with this sentence.  If at any time prior to the Expiration Date the number and kind of authorized but unissued shares of the Company’s capital stock shall not be sufficient to permit exercise in full of the Warrants, the Company will promptly take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares to such number of shares as shall be sufficient for such purposes.  The Company agrees that its issuance of Warrants shall constitute full authority to its officers who are charged with the issuance of Warrant Shares to issue shares of New Common Stock upon the exercise of Warrants.  Without limiting the generality of the foregoing, the Company will not increase the stated or par value per share, if any, of the New Common Stock above the Exercise Price in effect immediately prior to such increase in stated or par value.

Section 4.7                                      Fractional Shares.  Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to issue any fraction of a share of its capital stock in connection with the exercise of Warrants, and in any case where the Registered Holder would, except for the provisions of this Section 4.7, be entitled under the terms of Warrants to receive a fraction of a share upon the exercise of such Warrants, the Company shall, upon the exercise of such Registered Holder’s Warrants, issue or cause to be issued only the largest whole number of Warrant Shares issuable on such exercise (and such fraction of a share will be disregarded); provided, that if more than one Warrant is presented for exercise at the same time by the same Registered Holder, the number of whole Warrant Shares which shall be issuable upon the exercise thereof shall be computed on the basis of the aggregate number of Warrant Shares issuable on exercise of all such Warrants.

ARTICLE V.

ADJUSTMENT OF SHARES OF NEW COMMON STOCK
PURCHASABLE AND OF EXERCISE PRICE

The Exercise Price and the number and kind of Warrant Shares shall be subject to adjustment from time to time upon the happening of certain events as provided in this Article V.

Section 5.1                                      Mechanical Adjustments.

(a)                                  Subject to the provisions of Section 4.7, if at any time prior to the exercise in full of the Warrants, the Company shall:

(i)                                     Subdivide, reclassify or recapitalize its outstanding New Common Stock into a greater number of shares;

(ii)                                  Combine, reclassify or recapitalize its outstanding New Common Stock into a smaller number of shares;

(iii)                               Merge, consolidate or otherwise combine with another person or entity as a result of which all holders of New Common Stock become entitled to receive capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness) with respect to or in exchange for such New Common Stock;

(iv)                              Sell, convey or otherwise transfer all or substantially all of the assets of the Company to any other person or entity as a result of which all holders of New Common Stock become entitled to receive capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness) with respect to or in exchange for such New Common Stock; or

(v)                                 Issue by reclassification of New Common Stock any shares of its capital stock (any such occurrence identified in clauses (i) through (v) above, an “Adjustment Transaction”);

then the number of Warrant Shares issuable upon exercise of Warrants and/or the type and amount of other securities, property or assets and/or the Exercise Price in effect at the time of the record date of such Adjustment Transaction shall be adjusted so that the Registered Holders shall be entitled to receive the aggregate number and kind of shares or other property which, if their Warrants had been exercised in full immediately prior to such Adjustment Transaction, the Registered Holders would have owned upon such exercise and been entitled to receive by virtue of such Adjustment Transaction; provided, that, if the holders of New Common Stock were entitled to exercise a right of election as to the kind or amount of capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness) receivable upon an Adjustment Transaction referred to in clause (iii) or (iv) above, then the kind and amount of capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness) receivable in respect of each share of New Common Stock which would have otherwise been issuable upon exercise of Warrants immediately prior to such Adjustment Transaction will be the kind and amount so receivable per share by a plurality of the holders of New Common Stock.  Any adjustment required by this Section 5.1(a) shall be made successively immediately after the effective date of an Adjustment Transaction to allow the purchase of such aggregate number and kind of shares.

(b)                                 No adjustment in the Exercise Price shall be required unless such adjustment would require an increase or decrease of at least five cents ($.05) in such price; provided, however, that any adjustments which by reason of this paragraph Section 5.1(b) are not required to be made shall be carried forward and taken into account in any subsequent adjustment.  All calculations under this Section 5.1 shall be made to the nearest cent ($.01) or to the nearest one-hundredth of a share, as the case may be.  Notwithstanding anything in this Section 5.1 to the contrary, the Exercise Price shall not be reduced to less than the then existing par value of the New Common Stock as a result of any adjustment made hereunder.

Section 5.2                                      Notices of Adjustment.  Whenever the number and/or kind of Warrant Shares or the Exercise Price is adjusted as herein provided, the Company shall (a) prepare and deliver, or cause to be prepared and delivered, forthwith to the Warrant Agent a statement setting forth the adjusted number and/or kind of shares purchasable upon the exercise of Warrants and the Exercise Price of such shares after such adjustment, the facts requiring such adjustment and the computation by which adjustment was made, and (b) cause the Warrant Agent to give written notice to each Registered Holder in the manner provided in Section 9.2 below, of the record date or the effective date of the event.  Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

ARTICLE VI.

TRANSFER

Section 6.1                                      Transfer.  The Warrants may not be sold, exchanged, or otherwise transferred in whole or in part except by operation of law or to Reorganized OpCo Corporation pursuant to the OpCo Plan.

Section 6.2                                      Restrictive Legend.  Each certificate representing shares of New Common Stock issued upon exercise of this Warrant and each certificate representing shares of New

Common Stock issued to any subsequent transferee of any such certificate, shall be stamped or otherwise imprinted with a legend in substantially the form as follows:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A STOCKHOLDER AGREEMENT BY AND AMONG THE COMPANY AND CERTAIN STOCKHOLDERS OF THE COMPANY WHICH PLACES CERTAIN RESTRICTIONS ON THE TRANSFER AND VOTING OF THE SHARES.  ANY PERSON TO WHOM SHARES REPRESENTED BY THIS CERTIFICATE, OR ANY INTEREST THEREIN, ARE TRANSFERRED SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY SUCH AGREEMENT. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.

ARTICLE VII.

OTHER PROVISIONS RELATING TO RIGHTS OF HOLDERS OF WARRANTS

Section 7.1                                      No Rights or Liability as Stockholder; Notice to Registered Holders.  Nothing contained in the Warrants shall be construed as conferring upon the Registered Holder or his, her or its transferees in its capacity as a holder of Warrants the right to vote or to receive dividends or to consent or to receive notice as a stockholder in respect of any meeting of stockholders for the election of directors of the Company or of any other matter, or any rights whatsoever as stockholders of the Company.  No provision thereof and no mere enumeration therein of the rights or privileges of the Registered Holder shall give rise to any liability of such holder for the Exercise Price hereunder or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.  To the extent not covered by any statement delivered pursuant to Section 5.2, the Company shall give notice to Registered Holders by registered mail if at any time prior to the Expiration Date or exercise in full of the Warrants, any of the following events shall occur:

(a)                                  the Company shall authorize the payment of any dividend payable in any securities upon shares of New Common Stock or authorize the making of any distribution (other than a regular quarterly cash dividend) to all holders of New Common Stock;

(b)                                 the Company shall authorize the issuance to all holders of New Common Stock of any additional shares of New Common Stock or of rights, options or warrants to subscribe for or purchase New Common Stock or of any other subscription rights, options or warrants;

(c)                                  a dissolution, liquidation or winding up of the Company shall be proposed; or

(d)                                 a Sale Transaction shall be proposed.

Such giving of notice shall be initiated at least fifteen (15) Business Days prior to the date fixed as a record date or effective date or the date of closing of the Company’s stock transfer books for the determination of the stockholders entitled to such dividend, distribution or subscription rights, or for the determination of the stockholders entitled to vote on such proposed Sale Transaction or dissolution, liquidation or winding up.  Such notice shall specify such record date or the date of closing the stock transfer books, as the case may be.  Failure to provide such notice shall not affect the validity of any action taken in connection with such dividend, distribution or subscription rights, or proposed Sale Transaction or dissolution, liquidation or winding up.  For the avoidance of doubt, no such notice shall supersede or limit any adjustment called for by Section 5.1 by reason of any event as to which notice-is required by this Section.

Section 7.2                                      Cancellation of Warrants.  If the Company shall purchase or otherwise acquire Warrants, such Warrants shall be cancelled by it and retired.

ARTICLE VIII.

CONCERNING THE WARRANT AGENT AND OTHER MATTERS

Section 8.1                                      Payment of Taxes.  The Company will from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of the Warrant Shares upon the exercise of Warrants, but any taxes or charges in connection with the issuance of Warrants or Warrant Shares in any name other than that of the Registered Holder of the Warrants shall be paid by such Registered Holder; and in any such case, the Company shall not be required to issue or deliver any Warrants or Warrant Shares until such taxes or charges shall have been paid or it is established to the Company’s satisfaction that no tax or charge is due.

Section 8.2                                      Resignation, Consolidation or Merger of Warrant Agent.

(a)                                  Appointment of Successor Warrant Agent.  The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days’ notice in writing to the Company.  If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent.  After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, and immunities, and agree in writing to be bound by all the duties and obligations, of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, rights, immunities, duties and obligations of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent, the Company shall make, execute, acknowledge and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties and obligations.

(b)                                 Notice of Successor Warrant Agent.  In the event a successor Warrant Agent shall be appointed, the Company shall (i) give notice thereof to the predecessor Warrant Agent not later than the effective date of any such appointment, and (ii) cause written notice thereof to be delivered to each Registered Holder at such holder’s address appearing on the Warrant Register.  Failure to give any notice provided for in this Section 8.2(b) or any defect therein shall not affect the legality or validity of the removal of the Warrant Agent or the appointment of a successor Warrant Agent, as the case may be.

(c)                                  Merger or Consolidation of Warrant Agent.  Any corporation into which the Warrant Agent may be merged or with which it may be consolidated or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Agreement, without any further act or deed, if such person would be eligible for appointment as a successor Warrant Agent under the provisions of Section 8.2(a).

Section 8.3                                      Fees and Expenses of Warrant Agent.

(a)                                  Remuneration.  The Company agrees to pay the Warrant Agent reasonable remuneration for its services as Warrant Agent hereunder and will reimburse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder.

(b)                                 Further Assurances.  The Company agrees to perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.

Section 8.4                                      Liability of Warrant Agent.

(a)                                  Reliance on Company Statement.  Whenever in the performance of its duties under this Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the Chief Executive Officer or Chairman of the Board of Directors of the Company and delivered to the Warrant Agent.  The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement.

(b)                                 Indemnity.  The Warrant Agent shall be liable hereunder only for its own negligence, willful misconduct or bad faith.  The Company agrees to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted by the Warrant Agent in the execution of its duties under this Agreement except as a result of the Warrant Agent’s negligence, willful misconduct or bad faith.  Notwithstanding the foregoing, the Company shall not be responsible for any settlement made without its written consent.  No provision in this Agreement shall be construed to relieve the Warrant Agent from liability for its own negligence, willful misconduct or bad faith.

(c)                                  Exclusions.  The Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant; nor shall it be responsible to make any adjustments required under the provisions of Article V hereof or responsible for the manner, method or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any Warrant Shares to be issued pursuant to this Agreement or any Warrant or as to whether any Warrant Shares will, when issued, be valid and fully paid and non-assessable.

Section 8.5                                      Acceptance of Agency.  The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth and, among other things, shall account promptly to the Company with respect to Warrants exercised and concurrently account for and pay to the Company all moneys received by the Warrant Agent for the purchase of Warrant Shares through the exercise of Warrants.

ARTICLE IX.

MISCELLANEOUS PROVISIONS

Section 9.1                                      Binding Effects; Benefits.  This Agreement shall inure to the benefit of and shall be binding upon the Company, the Warrant Agent and the Registered Holders and their respective heirs, legal representatives, successors and assigns.  Nothing in this Agreement, expressed or implied, is intended to or shall confer on any person other than the Company, the Warrant Agent and the Registered Holders, or their respective heirs, legal representatives, successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 9.2                                      Notices.  Any notice or other communication required or which may be given hereunder shall be in writing and shall be sent by certified or registered mail, by private national courier service (return receipt requested, postage prepaid), by personal delivery or by facsimile transmission.  Such notice or communication shall be deemed given (a) if mailed, two days after the date of mailing, (b) if sent by national courier service, one Business Day after being sent, (c) if delivered personally, when so delivered, or (d) if sent by facsimile transmission, on the Business Day after such facsimile is transmitted, in each case as follows:

if to the Warrant Agent, to:

Tropicana Las Vegas Hotel and Casino, Inc.

3801 Las Vegas Boulevard South

Las Vegas, NV 89109

Attention: Joanne M. Beckett

Facsimile: (702) 739-2703

if to the Company, to:

Tropicana Las Vegas Hotel and Casino, Inc.

3801 Las Vegas Boulevard South

Las Vegas, NV 89109

Attention: Joanne M. Beckett

Facsimile: (702) 739-2703

if to Registered Holders, at their addresses as they appear in the Warrant Register.

Section 9.3                                      Persons Having Rights under this Agreement.  Nothing in this Agreement expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or corporation other than the parties hereto and the Registered Holders, any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof.  All covenants, conditions, stipulations, promises, and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto, their successors and assigns and the Registered Holders.

Section 9.4                                      Examination of this Agreement.  A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent, for examination by the Registered Holder of any Warrant.

Section 9.5                                      Counterparts.  This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

Section 9.6                                      Effect of Headings.  The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation hereof.

Section 9.7                                      Amendments.  The Company and the Warrant Agent may from time to time supplement or amend this Agreement or the Warrants (a) without the approval of any Registered Holders in order to cure any ambiguity, manifest error or other mistake in this Agreement or the Warrants, or to correct or supplement any provision contained herein or in the Warrants that may be defective or inconsistent with any other provision herein or in the Warrants, or to make any other provisions in regard to matters or questions arising hereunder that the Company and the Warrant Agent may deem necessary or desirable and that shall not materially adversely affect, alter or change the interests of the Registered Holders, or (b) with the prior written consent of Registered Holders of the Warrants exercisable for a majority of the Warrant Shares then issuable upon exercise of the Warrants then outstanding.  Notwithstanding anything to the contrary herein, upon the delivery of a certificate from an Appropriate Officer which states that the proposed supplement or amendment is in compliance with the terms of this Section 9.7 and, provided such supplement or amendment does not change the Warrant Agent’s rights, duties, liabilities or obligations hereunder, the Warrant Agent shall execute such supplement or amendment.  Any amendment, modification or waiver effected pursuant to and in accordance with the provisions of this Section 9.7 will be binding upon all Registered Holders and upon each future Registered Holder, the Company and the Warrant Agent.  In the event of any amendment, modification or waiver, the Company will give prompt notice thereof to all Registered Holders.

Section 9.8                                      No Inconsistent Agreements; No Impairment.  The Company will not, on or after the date hereof, enter into any agreement with respect to its securities which conflicts with the rights granted to the Registered Holders in the Warrants or the provisions hereof.  The Company represents and warrants to the Registered Holders that the rights granted hereunder do not in any way conflict with the rights granted to holders of the Company’s securities under any other agreements.

Section 9.9                                      Integration/Entire Agreement.  This Agreement, together with the Warrants, is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the Company, the Warrant Agent and the Registered Holders in respect of the subject matter contained herein.  There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein, with respect to the Warrants.  This Agreement and the Warrants supersede all prior agreements and understandings between the parties with respect to such subject matter.

Section 9.10                                Governing Law, Etc.  This Agreement and each Warrant issued hereunder shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State.  Each party hereto consents and submits to the jurisdiction of the courts of the State of New York and of the federal courts of the Southern District of New York in connection with any action or proceeding brought against it that arises out of or in connection with, that is based upon, or that relates to this Agreement or the transactions contemplated hereby.  In connection with any such action or proceeding in any such court, each party hereto hereby waives personal service of any summons, complaint or other process and hereby agrees that service thereof may be made in accordance with the procedures for giving notice set forth in Section 9.2 hereof.  Each party hereto hereby waives any objection to jurisdiction or venue in any such court in any such action or proceeding and agrees not to assert any defense based on forum non conveniens or lack of jurisdiction or venue in any such court in any such action or proceeding.

Section 9.11                                Termination.  This Agreement shall terminate on the Expiration Date.  Notwithstanding the foregoing, this Agreement will terminate on any earlier date when all Warrants have been exercised.  The provisions of Section 8.4 and this Article IX shall survive such termination and the resignation or removal of the Warrant Agent.

Section 9.12                                Waiver of Trial by Jury.  Each party hereto hereby irrevocably and unconditionally waives the right to a trial by jury in any action, suit, counterclaim or other proceeding (whether based on contract, tort or otherwise) arising out of, connected with or relating to this Agreement and the transactions contemplated hereby.

Section 9.13                                Severability.  In the event that any one or more of the provisions contained herein or in the Warrants, or the application thereof in any circumstances, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provisions in every other respect and of the remaining provisions contained herein and therein shall not be affected or impaired thereby.

Section 9.14                                Attorneys’ Fees.  In any action or proceeding brought to enforce any provisions of this Agreement or any Warrant, or where any provision hereof or thereof is validly asserted as a defense, the successful party shall be entitled to recover reasonable attorneys’ fees and disbursements in addition to its costs and expenses and any other available remedy.

Section 9.15                                Lost, Stolen, Mutilated or Destroyed Warrants.  If the Warrants are lost, stolen, mutilated or destroyed, the Company shall at no cost to the Registered Holder, on such terms as to indemnity or otherwise as it may in its discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new warrant of like denomination and tenor as the Warrants so lost, stolen, mutilated or destroyed.  Any such new warrant shall constitute an original contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated or destroyed Warrants shall be at any time enforceable by anyone.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

TROPICANA LAS VEGAS HOTEL AND CASINO, INC.

By:	/s/ Alex Yemenidjian
Name:	Alex Yemenidjian
Title:	President, Chief Executive Officer

TROPICANA LAS VEGAS HOTEL AND CASINO, INC., AS WARRANT AGENT

By:	/s/ Alex Yemenidjian
Name:	Alex Yemenidjian
Title:	President, Chief Executive Officer

EXHIBIT A-1

FORM OF WARRANT STATEMENT

EXHIBIT A-1

WARRANT STATEMENT

Holder of Warrants	Number of Warrants Held

Tropicana Entertainment Inc. 3930 Howard Hughes Parkway Fourth Floor Las Vegas, NV 89169

EXHIBIT B-1

EXERCISE FORM FOR REGISTERED HOLDERS

(To be executed upon exercise of Warrant)

The undersigned hereby irrevocably elects to exercise the right, represented by the Warrants, to purchase Warrant Shares and (check one):

☐                                    herewith tenders payment for                      of the Warrant Shares to the order of Tropicana Las Vegas Hotel and Casino, Inc., in the amount of $                     in accordance with the terms of the Warrant Agreement and this Warrant; or

The undersigned requests that a statement representing the Warrant Shares be delivered as follows:

Name
Address
Delivery Address (if different)

If said number of shares shall not be all the shares purchasable under the within Warrant Certificate, the undersigned requests that a new Warrant representing the balance of such Warrants shall be registered, with the appropriate Warrant Statement delivered as follows:

Name
Address
Delivery Address (if different)

Signature
Social Security or Other Taxpayer
Identification Number of Holder

Note: If any Warrants Shares are be registered in a name other than that in which the Warrants are registered, the signature of the holder hereof must be guaranteed.

SIGNATURE GUARANTEED BY:

Signatures must be guaranteed by a participant in the Securities Transfer Agent Medallion Program, the Stock Exchanges Medallion Program or the New York Stock Exchange, Inc. Medallion Signature Program.

Countersigned: Dated: , 20

Tropicana Las Vegas Hotel and Casino, Inc.,
as Warrant Agent

Signature
Authorized Signatory

2